NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
August 15, 2005	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES SECOND QUARTER RESULTS

SEATTLE, WA, August 15, 2005 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, today announced second quarter net income to common shareholders of $9.7 million. Included in the current quarter’s net income is a gain of $20.5 million, net of estimated taxes of $835,000, related to the sale of 50 percent of the Company’s interest in Alterra Healthcare, a Milwaukee based assisted living company, and a charge for impairment of a single community of $4.0 million; excluding the gain and impairment charge, the Company’s loss for the quarter was $6.7 million compared to a loss of $4.6 million for the second quarter of 2004.

Total operating revenues for the second quarter of 2005 were $96.6 million compared to $77.7 million for the second quarter of 2004, an increase of $18.9 million, or 24.3%. Approximately $15.3 million of the increase resulted from the acquisition or lease of 25 additional communities. Our revenue also increased approximately $4.3 million due primarily to increases in occupancy. The average occupancy rate for the second quarter increased 3.6 percentage points to 84.4% from 80.8%. Of the 25 additional communities acquired by the Company, 22 were managed by us prior to acquisition and, as a result, management revenue declined from $1.2 million to $462,000.

Community operating expenses for the three months ended June 30, 2005, increased by $14.2 million to $62.3 million from $48.1 million in the second quarter of 2004, or 29.4%. The change was primarily due to the acquisition or lease of 25 communities referred to above, which accounted for approximately $9.8 million of the increased expense. The remaining increase of $4.4 million, or 9.1%, was attributable to a number of factors. Census-based increases to staffing, raw food costs, utilities, and supplies accounted for $1.7 million and increased facility maintenance costs accounted for $600,000 of the increase. The comparison between the two quarters also reflects a $400,000 net favorable effect of credits in 2004 relating to employee benefit and workers' compensation programs, partially offset by increases in liability insurance accruals. The balance is comprised of general increases in operating costs, including community management personnel, real estate taxes, and contracted services. On a cost per resident basis, our operating expenses increased 1.9 percent.

General and administrative (G&A) expenses for the three months ended June 30, 2005, increased $1.3 million to $7.8 million from $6.5 million for the comparable period in 2004, or 20.0%. Of the increase, approximately $550,000 related to costs associated with the conversion of Series B Preferred Stock, project costs relating to initial compliance with internal controls requirements under Sarbanes Oxley Act of 2002 and an adjustment in 2004 decreasing our incentive compensation accrual. Of the remaining increase of $750,000, the most significant factors were staffing additions, primarily associated with regional functions of sales and marketing and risk prevention, as well as routine compensation increases for all personnel. Other factors included accounting and other fees associated with increased corporate governance requirements.

The increase of $21.4 million in other, net for the second quarter of 2005, reflects the $21.3 million gain associated with the sale of 50 percent of the Company’s interest in Alterra. The provision for income tax increased $974,000, primarily related to the impact on taxable income from the sale of half our interest in Alterra.

In comparing the net income for 2005 and the net loss for 2004, it is important to consider our property-related expenses, which include depreciation and amortization, facility lease expense, and interest expense that are directly related to our communities, and which include capital lease accounting treatment, finance accounting treatment, or straight-line accounting treatment of rent escalators for many of our leases. These accounting treatments all result in greater property-related expense than actual lease payments made in the early years of the affected leases and less property-related expense than actual lease payments made in later years. The difference between our property-related expense vs. actual lease payments increased $2.4 million for the quarter compared against quarter 2 last year, as described below:

The net income reflected in our consolidated statement of operations for the three months ended June 30, 2005, was $9.4 million. Our property-related expense for this period was $34.3 million, of which $30.8 million was associated with our leases due to the effects of lease accounting referred to above. Our actual capital, finance and operating lease payments during this period were $24.6 million. Correspondingly, the net loss of $3.6 million for the three months ended June 30, 2004, reflected property-related expense of $27.5 million, of which $21.5 million was associated with our leases. Our actual capital, finance, and operating lease payments for the three months ended June 30, 2005, were $17.7 million. The increase in total property-related expense is due primarily to the acquisition and lease of 25 additional communities. The amount by which the property-related expense associated with our leases exceeded our actual lease payments was $6.2 million for the three months ended June 30, 2005, compared to $3.8 million for the three months ended June 30, 2004, an increase of $2.4 million. This increase is primarily attributable to capital and finance lease accounting treatment of 24 of the 25 communities referred to above. It should be noted that, notwithstanding the effects of lease accounting treatment, the actual lease payments required under most of our leases will continue to increase annually and, as a result, we will need to increase our revenues and our results from community operations to cover these increases.

Please see the reconciliation of the various items discussed above in the table attached to this release. The Company believes that this analysis allows it to better evaluate the trends of its core operations.

Six months ending June 30

For the six months ending June 30, total operating revenue increased $48.5 million to $191.8 million, an increase of 33.8%. Approximately $40.7 million of the increase resulted from the acquisition or lease of 41 additional communities. Our revenue also increased approximately $9.2 million due primarily to increases in occupancy. The average occupancy rate for the second quarter increased 5.0 percentage points to 84.7% from 79.7%. Of the 41 additional communities acquired by the Company, 30 were managed by us prior to acquisition and, as a result, management revenue declined from $2.8 million to $1.1 million.

Community operating expenses for the six months ended June 30, 2005, increased by $33.1 million to $123.0 million from $89.9 million for the first six months of 2004, or 36.9%. The change was primarily due to the acquisition or lease of 41 communities, which accounted for approximately $26.3 million of the increased expense. The remaining increase of $6.8 million, or 7.6%, was attributable to a number of factors. Census-based increases to staffing, raw food costs, utilities, and supplies accounted for $3.1 million and increased facility maintenance costs accounted for $1.0 million of the increase. The comparison between the first six months of 2005 to the first six months of 2004 also reflects a $400,000 net favorable effect in 2004 of credits relating to employee benefit and workers' compensation programs, partially offset by increases in liability insurance accruals. The balance is comprised of general increases in operating costs, including community management personnel, real estate taxes, and contracted services. On a cost per resident basis, our community operating expenses were flat with the prior year period.

General and administrative (G&A) expenses for the six months ended June 30, 2005, increased $2.4 million to $15.2 million from $12.8 million for the comparable period in 2004, or 18.9%. Of the increase, approximately $700,000 related to costs associated with the conversion of Series B Preferred Stock, compliance with internal controls requirements under Sarbanes Oxley Act of 2002 and an adjustment in 2004 decreasing our incentive compensation accrual. Of the remaining increase of $1.7 million, the most significant factor was staffing additions, primarily associated with regional functions of sales and marketing and risk prevention, and resident relations and accounting, as well as routine compensation increases for all personnel. Other factors included accounting and other fees associated with increased corporate governance requirements.

The increase of $22.3 million in other, net for the six months ending June 30, 2005, reflects the $21.3 million gain associated with the sale of 50 percent of the Company’s interest in Alterra Healthcare. The provision for income tax increased $1.1 million, primarily related to the impact on taxable income from the sale of half our interest in Alterra.

In comparing the net income for 2005 and the net loss for 2004, it is important to consider our property-related expenses, which include depreciation and amortization, facility lease expense, and interest expense that are directly related to our communities, and which include capital lease accounting treatment, finance accounting treatment, or straight-line accounting treatment of rent escalators for many of our leases. These accounting treatments all result in greater property-related expense than actual lease payments made in the early years of the affected leases and less property-related expense than actual lease payments made in later years. The difference between our property-related expense vs. actual lease payments increased $6.1 million for the six months ending June 30, 2005 compared against the same period last year, as described below:

The net income reflected in our consolidated statement of operations for the six months ended June 30, 2005, was $5.3 million. Our property-related expense for this period was $67.5 million, of which $60.6 million was associated with our leases due to the effects of lease accounting referred to above. Our actual capital, finance and operating lease payments during this period were $48.5 million. Correspondingly, the net loss of $8.6 million for the six months ended June 30, 2004, reflected property-related expense of $50.1 million, of which $38.4 million was associated with our leases. Our actual capital, finance, and operating lease payments for the six months ended June 30, 2005, were $32.4 million. The increase in total property-related expense is due primarily to the acquisition and lease of 41 additional communities since December 31, 2003. The amount by which the property-related expense associated with our leases exceeded our actual lease payments was $12.1 million for the six months ended June 30, 2005, compared to $6.0 million for the six months ended June 30, 2004, an increase of $6.1 million. This increase is primarily attributable to capital and finance lease accounting treatment of leases for 40 of the 41 communities referred to above and the finance lease treatment of 11 communities which were acquired in the comparable period in 2004. It should be remembered that, notwithstanding the effects of lease accounting treatment, the actual lease payments required under most of our leases will continue to increase annually and, as a result, we will need to increase our revenues and our results from community operations to cover these increases.

Income from discontinued operations increased $1.1 million for the six months ending June 30, 2005, primarily due to a $1.3 million gain from the disposition of a single community in January.

Same Community Results

Emeritus operated 125 communities in both 2004 and 2005. The revenue for those communities in quarter 2, 2005 increased $3.8 million from the prior year quarter, primarily due to improvements in occupancy. Average occupancy increased by 3.7 percentage points from 79.5% in the second quarter of 2004, to 83.2% in the second quarter of 2005. Community operating expenses increased $3.7 million primarily from increased costs related to direct care labor, maintenance of facilities, marketing, as well as related employee benefits. Property-related expenses (depreciation and amortization, facility lease expense, and interest expense, net) increased $254,000, which reflects primarily the effect of rent escalators in operating leases, which are in part performance based, the impact of changing one community from an operating lease to a capital lease at a higher financing rate, increasing depreciation and amortization, and a reduction in interest resulting from partial repayment of debt in August 2004, and a lower interest rate on that debt commencing in March 2005. Operating income after interest expense decreased $61,000 from the second quarter of 2004.

ABOUT THE COMPANY

Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 182 communities representing capacity for approximately 18,400 residents in 34 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operation, and final resolution of the adverse Texas jury verdict and other uncertainties related to professional liability claims .We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2005	2004	2005	2004
Revenues:
Community revenue	$94,387	$74,900	$187,211	$137,490
Other service fees	1,777	1,625	3,491	2,973
Management fees	462	1,196	1,060	2,829
Total operating revenues	96,626	77,721	191,762	143,292

Expenses:
Community operations (exclusive of depreciation and amortization
and facility lease expense shown separately below)	62,277	48,112	123,037	89,886
General and administrative	7,857	6,546	15,190	12,778
Depreciation and amortization	11,569	8,059	22,912	13,491
Facility lease expense	10,388	9,487	20,125	19,064
Asset impairment	4,028	-	4,028	-
Total operating expenses	96,119	72,204	185,292	135,219
Operating income from continuing operations	507	5,517	6,470	8,073

Other income (expense):
Interest income	205	134	436	287
Interest expense	(12,308)	(9,932)	(24,485)	(17,538)
Other, net	21,924	546	22,664	363
Net other income (expense)	9,821	(9,252)	(1,385)	(16,888)

Income (loss) from continuing operations before income taxes	10,328	(3,735)	5,085	(8,815)
Provision for income taxes	(974)	-	(1,089)	-
Income (loss) from continuing operations	9,354	(3,735)	3,996	(8,815)
Income from discontinued operations	3	117	1,322	175
Net income (loss)	9,357	(3,618)	5,318	(8,640)
Preferred stock dividends	358	(930)	(599)	(1,850)
Net income (loss) to common shareholders	$9,715	$(4,548)	$4,719	$(10,490)

Basic income (loss) per common share:
Continuing operations	$0.89	$(0.44)	$0.31	$(1.02)
Discontinued operations	-	0.01	0.12	0.02
	$0.89	$(0.43)	$0.43	$(1.00)

Diluted income (loss) per common share:
Continuing operations	$0.52	$(0.44)	$0.24	$(1.02)
Discontinued operations	-	0.01	0.07	0.02
	$0.52	$(0.43)	$0.31	$(1.00)

Weighted average common shares outstanding:
Basic	10,918	10,610	10,870	10,460

Diluted	19,776	10,610	18,289	10,460

Emeritus Assisted Living
Same Community Statements of Operations (1)
(unaudited)
(In thousands)

	Three Months ended
	June 30,
	2005	2004

Revenue	$68,887	$65,038
Community operations *	(44,685)	(41,029)
Community operating income	24,202	24,009
Depreciation & amortization	(5,520)	(5,477)
Facility lease expense	(9,624)	(9,275)
Operating income	9,058	9,257
Interest expense, net	(6,901)	(7,039)
Operating income after interest expense	$2,157	$2,218

(1) Same Communities represent those communities that have been and are expected to continue to be operated by the
Company on a comparable basis since January of 2004. Results exclude corporate general and administrative costs.

* exclusive of depreciation and amortization and facility lease expense shown separately below

Emeritus Assisted Living
Reconciliation of Non-GAAP to GAAP
(unaudited)
(In thousands)
The following table reconciles the events and items discussed in the press release to the Company's net income (loss) for the second quarters of 2005 and 2004 and six months ending June 30, 2005 and 2004.

	Three Months ended June 30,		Six Months ended June 30,
	2005	2004	2005	2004

Net income (Loss) - as reported	$9,357	$(3,618)	$5,318	$(8,640)

Non-cash lease expense (a)	6,171	3,826	12,169	6,034
Gain on sale of 50 percent Alterra investment, net of tax	(20,488)	-	(20,488)	-
Gain on sale of community	-	-	(1,320)	-
Alterra equity losses	-	-	-	794
Preferred stock conversion costs	265	-	265	-
Asset impairment	4,028	-	4,028	-

Net income (loss) as adjusted	$(667)	$208	$(28)	$(1,812)

(a) Non-cash lease expense is the difference between our actual property related expense associated with our leases and our cash lease payments:
For the three months ending June 30, our actual property expense for leases was $30,824 and $21,500 in 2005 and 2004, respectively, and cash lease payments of $24,653 and $17,674 in 2005 and 2004, respectively.
For the six months ending June 30, our actual property expense for leases was $60,623 and $38,400 in 2005 and 2004, respectively, and cash lease payments of $48,453 and $32,366 in 2005 and 2004, respectively.